As filed with the Securities and Exchange Commission on October 30, 2024

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INNOVATE CORP.
(Exact name of registrant as specified in its charter)

Delaware	54-1708481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

295 Madison Ave, 12th Floor, New York NY 10017
(212) 235-2691

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

INNOVATE CORP. SECOND AMENDED AND RESTATED 2014 OMNIBUS EQUITY AWARD PLAN
(Full title of the plan)

Paul K. Voigt
Interim Chief Executive Officer
295 Madison Ave, 12th Floor
New York NY 10017
(212) 235-2691
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:
Christopher R. Rodi, Esq.
Gregory W. Gribben, Esq.
Woods Oviatt Gilman LLP
1900 Bausch & Lomb Place
Rochester, New York 14604
Telephone: (585) 987-2800
Facsimile: (585) 454-3968

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “small reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) has been filed for the purpose of registering an additional 950,000 shares of common stock, par value $0.001 per share (“Common Stock”), of INNOVATE Corp. (the “Registrant” or the “Company”) that may be offered or sold to the participants of the INNOVATE Corp. Second Amended and Restated 2014 Omnibus Equity Award Plan (as amended, the “Plan”). The additional shares are in addition to the Common Stock previously registered for issuance on the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC” or “Commission”) on September 12, 2014 (Reg. No. 333-198727), June 19, 2017 (Reg. No. 333-218835) and May 3, 2018 (Reg. No. 333-224657) (the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated by reference herein and made a part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)    the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 6, 2024;

(b)    the Company’s Quarterly Reports on Form 10-Q filed with the SEC on May 7, 2024 and August 7, 2024, and Current Reports on Form 8-K filed with the SEC on March 6, 2024, March 8, 2024, March 20, 2024, March 25, 2024, March 28, 2024, April 9, 2024, April 22, 2024, April 24, 2024, May 7, 2024, June 14, 2024, June 20, 2024, August 7, 2024, August 8, 2024, September 3, 2024; and

(c)    the description of the Common Stock contained in the Company’s Registration Statements on Form 8-A filed with the SEC on May 11, 2017 and any amendment or report filed with the SEC for the purpose of updating the description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Registrant maintains policies insuring its and its subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Article Sixth of Registrant’s Third Amended and Restated Certificate of Incorporation (the “Charter”), provides that, to the fullest extent permitted under the Delaware General Corporation Law, its directors and certain of its executive officers will not be personally liable for monetary damages for breach of fiduciary duty as a director or officer. In addition, Article Seventh of the Charter and Section 1 and Section 4, respectively, of Article V of the Registrants Fourth Amended and Restated By-laws (as amended, the “By-laws”), provide that Registrant shall indemnify and hold harmless and advance expenses, including attorneys’ fees, to the fullest extent permitted by Delaware law to its directors and officers who are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative.

In addition, Registrant has entered into indemnification agreements with its officers and directors, including its Interim Chief Executive Officer. These agreements require Registrant to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Registrant.

The foregoing summaries are subject to the complete text of the Delaware General Corporation Law, Registrant’s Charter and By-laws and the other arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Index to Exhibits.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 30, 2024.

INNOVATE CORP.

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Financial Officer (Principal Financial and Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Paul K. Voigt and Michael J. Sena, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date
/s/ Paul K. Voigt	Interim Chief Executive Officer (Principal Executive Officer)	October 30, 2024
Paul K. Voigt
/s/ Michael J. Sena	Chief Financial Officer (Principal Financial and Accounting Officer)	October 30, 2024
Michael J. Sena
/s/ Avram A. Glazer	Director	October 30, 2024
Avram A. Glazer
/s/ Brian S. Goldstein	Director	October 30, 2024
Brian S. Goldstein
/s/ Warren H. Gfeller	Director	October 30, 2024
Warren H. Gfeller
/s/ Amy Wilkinson	Director	October 30, 2024
Amy Wilkinson

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	Third Amended and Restated Certificate of Incorporation of INNOVATE Corp.

4.2
Fourth Amended and Restated By-Laws of INNOVATE Corp. (f/k/a HC2 Holdings, Inc.) (incorporated by reference to Exhibit 3.1 to INNOVATE’s Current Report on Form 8-K, filed on February 25, 2019) (File No. 001-35210)

4.3
Amendment No.1 to Fourth Amended and Restated By-Laws of INNOVATE Corp. (f/k/a HC2 Holdings, Inc.), effective September 20, 2021 (incorporated by reference to Exhibit 3.2 on INNOVATE’s Current Report on Form 8-K, filed August 19, 2021) (File No. 001-35210)

4.4
Description of the Registrant's Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.17 to the Annual Report on Form 10-K filed on March 9, 2022) (File No. 001-35210)

5.1*	Opinion of Woods Oviatt Gilman LLP

23.1*	Consent of BDO USA, P.C, independent registered public accounting firm.

23.2	Consent of Woods Oviatt Gilman LLP (contained in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included on the signature page hereof).

99.1
INNOVATE Corp Second Amended and Restated 2014 Omnibus Equity Award Plan (incorporated by reference to Exhibit A to INNOVATE’s Information Statement on Schedule 14C, filed with the SEC on October 7, 2024) (File No. 001-35210)

107	Filing Fee Table

* Filed herewith